UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2012

Tempur-Pedic International Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

(800) 878-8889

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On September 26, 2012, Tempur-Pedic International Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sealy Corporation (“Sealy”), and Silver Lightning Merger Company, a direct, wholly owned subsidiary of the Company (“Merger Sub”). The Merger Agreement provides for the acquisition of Sealy by the Company by means of a merger of the Merger Sub with and into Sealy, with Sealy being the surviving corporation (the “Surviving Corporation”). As a result of the Merger, Sealy would become a wholly owned subsidiary of the Company (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, at the effective time and as a result of the Merger:

•

Each share of Sealy common stock (other than shares of treasury stock, shares owned by Sealy and shares with respect to which appraisal rights are properly exercised and not withdrawn), issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive a cash amount of $2.20 per share, without interest;

•

Each option to purchase shares of Sealy common stock, whether or not vested (each a “Sealy Stock Right”), will be cancelled and converted into the right to receive a cash payment (less any applicable withholding) equal to the product obtained by multiplying (x) the total number of shares of Sealy common stock subject to such Sealy Stock Rights or to which such rights relate immediately prior to the effective time of the Merger by (y) the excess, if any, of $2.20 over the per share exercise price of such Sealy Stock Right;

•

Each equity share unit issued, whether or not earned and vested in full (each a “Sealy Share Unit”), will be deemed earned and vested in full and the Surviving Corporation will pay to each grantee of a Sealy Share Unit, at or promptly after the effective time of the Merger, an amount in cash equal to $2.20 (less any applicable withholding); and

•

Each restricted stock unit issued (each a “Sealy RSU”), to the extent not previously earned and vested, will (A) with respect to Sealy RSUs subject to time-based vesting, be deemed earned and vested in full and (B) with respect to Sealy RSUs subject to performance-based vesting, be deemed earned and vested as if the applicable target performance goals had been met, and, in each case, the Surviving Corporation shall pay to each grantee of a Sealy RSU, at or promptly after the effective time, an amount in cash equal to $2.20 (less any applicable withholding).

The anticipated aggregate consideration to be paid by the Company to consummate the Merger, including refinancing debt, is approximately $1.3 billion.

The closing of the transaction is subject to regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the applicable merger control laws of certain foreign jurisdictions, and other customary closing conditions.

Sealy and the Company have made certain customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that, subject to certain exceptions, (i) Sealy will conduct its business in the ordinary course consistent with past practice, and refrain from taking specified actions, during the period between the execution of the Merger Agreement and the effective time of the Merger, (ii) the Board of Directors of Sealy will recommend to its stockholders adoption of the Merger Agreement, and (iii) Sealy will not solicit, initiate, induce or knowingly encourage, facilitate or assist, any inquiry or proposal from, furnish non-public information to, participate in any discussions with, or enter into any agreement with, any person or group regarding any alternative transaction, or approve, endorse or recommend any such alternative transaction.

The Merger Agreement contains certain termination rights for both the Company and Sealy and further provides that, upon termination of the Merger Agreement under certain circumstances, Sealy may be obligated to pay the Company a termination fee of $25.0 million. In addition, if antitrust enforcement agencies either commence or inform the parties that they intend to commence an action to enjoin the Merger, (i) the Company may be required to pay Sealy a termination fee of $90.0 million if both parties elect to terminate the Merger Agreement or (ii) a termination fee of $90.0 million (or $40 million if the Company elects to terminate the Merger Agreement but Sealy does not so elect to terminate) if the Merger does not close due to a failure to receive antitrust approval in the nine months following the execution of the Merger Agreement, subject to certain extensions.

The Boards of Directors of the Company, Merger Sub and Sealy have approved the Merger and the Merger Agreement. On September 26, 2012, stockholders of Sealy holding approximately 50.55% of the outstanding capital stock of Sealy signed a written consent to the Merger and no further action of Sealy’s stockholders is required.

The Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s or Sealy’s public disclosures.

A copy of the Merger Agreement is filed as Exhibit 2.1 to this Report and is incorporated herein by reference. We encourage you to read the Merger Agreement for a more complete understanding of the transaction. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Concurrently with the execution of the Merger Agreement, Sealy Holding LLC, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“Sealy Holding”) signed a support agreement whereby it agrees that (i) it will not solicit, initiate, induce or knowingly encourage, facilitate or assist, any inquiry or proposal from, furnish non-public information to, participate in any discussions with, or enter into any agreement with, any person or group regarding any alternative transaction, or approve, endorse or recommend any such alternative transaction, (ii) it will convert all of its convertible notes following the Merger, (iii) it will consent to an amendment to the indenture governing the convertible notes to remove certain covenants and certain events of default and (iv) it will waive its appraisal rights with respect to the Merger. Sealy Holding controls approximately 44.54% of the issued and outstanding common stock of the Company.

Debt Commitment Letter

Concurrently, and in connection with entering into the Merger Agreement, the Company entered into a debt commitment letter (the “Debt Commitment Letter”) with Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), pursuant to which, subject to the conditions set forth therein, Bank of America has committed to provide to the Company (a) $1,770,000,000 in senior secured credit facilities (collectively, the “Senior Credit Facilities”), comprised of (i) a term loan A facility of $650,000,000, (ii) a term loan B facility of $770,000,000 and (iii) a revolving credit facility of $350,000,000; and (b) $350,000,000 in senior unsecured bridge loans (the “Bridge Loans, and together with the Senior Credit Facilities, the “Facilities”) made available to the Company as interim financing to $350,000,000 in senior unsecured notes (the “Notes”) if the Notes are not issued and sold on or prior to the date of consummation of the Merger. Merrill Lynch will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager for the Facilities, subject to the rights of the Company to name certain additional arrangers, bookrunning managers, agents or co-agents acceptable to Merrill Lynch (each a “Co-Agent”). The proceeds of the Facilities will be used to finance the Merger, for the repayment, defeasance or redemption of substantially all existing indebtedness of the Company and Sealy, the costs and expenses related to the Merger and the closing of the Facilities and the ongoing working capital and other general corporate purposes of the Company after consummation of the Merger. Bank of America, Merrill Lynch and any Co-Agents and certain of each of their affiliates may have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company and its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Debt Commitment Letter is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Cautionary Note Regarding Forward-Looking Statements. Information set forth in this Current Report on Form 8-K contains forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Such forward-looking statements include, but are not limited to, statements about the consummation of the Merger and other transactions contemplated by the Merger Agreement and the Facilities contemplated by the Debt Commitment Letter, and the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The Company cautions readers that any forward-looking information is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. Risks and uncertainties include, among others: the ability of the parties to consummate the Merger in a timely manner or at all; satisfaction of the conditions precedent to consummation of the Merger, including the ability to secure regulatory approvals in a timely manner or at all; that the transaction may involve unexpected costs or unexpected liabilities, including the possibility of litigation; and successful completion of anticipated financing arrangements. In addition, the transaction will require the Company to obtain significant financing. While the Company has obtained a commitment to obtain such financing, the Company’s liquidity and results of operations could be materially adversely affected if such financing is not available on the terms anticipated or at all. If the Company is unable to obtain financing under its current commitments, it may be obligated to obtain financing on terms that are less favorable to the Company. Moreover, the substantial leverage resulting from such financing will subject the Company’s business to additional risks and uncertainties. The risks included above are not exhaustive. The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents the Company has filed with the SEC contain additional factors that could impact the Company’s business and financial performance. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Item 8.01.	Other Events.

On September 27, 2012, the Company and Sealy issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of September 26, 2012, among Tempur-Pedic International Inc., Silver Lightning Merger Company and Sealy Corporation

10.1	Commitment Letter, dated as of September 26, 2012, among Tempur-Pedic International Inc., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.1	Joint Press Release dated as of September 27, 2012 of Tempur-Pedic International Inc. and Sealy Corporation announcing the execution of a merger agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tempur-Pedic International Inc.

Date: September 27, 2012

	By:	/s/ Dale E. Williams
	Name:	Dale E. Williams
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of September 26, 2012 among Tempur-Pedic International Inc., Silver Lightning Merger Company and Sealy Corporation

10.1	Commitment Letter, dated as of September 26, 2012, among Tempur-Pedic International Inc., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.1	Joint Press Release dated as of September 27, 2012 of Tempur-Pedic International Inc. and Sealy Corporation announcing the execution of a merger agreement